Exhibit 99.1

This news release contains forward-looking statements, including those regarding our focus on serving our customers and stockholders, the unlocking of Jabil’s differentiators and cultural advantages to drive on-going business efficiencies, the opportunities that lie ahead of us as we continue to differentiate our capabilities and our attempts to move the company forward. These statements are based on current expectations, forecasts and assumptions involving risks and uncertainties that could cause actual outcomes to differ materially. These risks and uncertainties include, but are not limited to: fluctuations in operating results and generation of cash flow; changes in technology; competition; anticipated growth for us and our industry that may not occur; managing rapid growth; managing any rapid declines in customer demand that may occur; our ability to successfully consummate acquisitions; managing the integration of businesses we acquire; risks associated with international sales and operations; retaining key personnel; our dependence on a limited number of customers; business and competitive factors generally affecting the electronic manufacturing services industry, our customers and our business; other factors that we may not have currently identified or quantified; and other risks, relevant factors and uncertainties identified in our Annual Report on Form 10-K for the fiscal year ended August 31, 2012, subsequent Reports on Form 10-Q and Form 8-K and our other securities filings. Jabil disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Jabil Announces New Senior Officers

Seasoned Jabil Executives Named President and Chief Operating Officer

St. Petersburg, FL — January 30, 2013—The Jabil (NYSE: JBL) Board of Directors has named William E. Peters to the position of President and William D. Muir, Jr. to Chief Operating Officer, effective March 1, 2013. Both current officers of Jabil have been with the company for more than 20 years.

“I am very excited about these leadership changes and proud that we have developed such a strong internal bench of manufacturing executives. Although we are a global manufacturing services provider, we are truly in the ‘people business’. I believe we have the absolute best team. A team that takes exceptional care of our people, while remaining focused on serving our customers and shareholders,” said Mark Mondello, Jabil’s Chief Operating Officer.

Bill Peters, Executive Vice President, since 2010, joined Jabil in 1990 as a buyer and shortly thereafter was named Purchasing Manager. Rising rapidly through a variety of operational posts, Peters was promoted to an officer of the company in 1999 as Vice President, Operations. Beginning in 2004 Peters rounded out his operational experience while serving three years as Regional President for the Americas. In September 2007, Peters was named Senior Vice President, Human Development. “Bill’s well-rounded experience in business, operations and human development make him particularly well-suited to tackle this new role of unlocking Jabil’s differentiators and cultural advantages to drive on-going business efficiencies,” said Mondello. Prior to joining Jabil, Peters was a financial analyst for Electronic Data Systems and holds a B.A. in Economics from Michigan State University.

Bill Muir, Executive Vice President, since April 2010, joined Jabil in 1992 as a Quality Engineer. Over the next nine years Muir served as Operations Manager for four different plants in the Americas, honing his operational expertise and utilizing his Spanish fluency to rapidly expand Jabil’s Latin American service offering. Muir complimented his operational experience by working with many of our largest customers during his tenure as Vice President of Global Business Units. In 2004, Muir was promoted to Regional President for Asia and was stationed there for three years. “I know Bill will help us take advantage of the many wonderful opportunities that lie ahead of us as we continue to differentiate our capabilities,” noted Mondello. Muir holds a Bachelor’s degree in Industrial Engineering and an MBA, both from the University of Florida.

The company also announced that Scott D. Slipy, a seasoned Human Resources veteran, has joined Jabil as Executive Vice President, Human Resources & Human Development. Most recently Vice President of Compensation, Benefits & M&A with Cisco Systems, Slipy has 20 years of global human resources, business and leadership experience with global brands like Cisco, Microsoft and Honeywell. “We are fortunate to have Scott’s talent stewarding our HR and HD efforts as we move the company forward,” said Mondello. With extensive international experience, Slipy is fluent in Mandarin and Spanish; and holds a Bachelor’s degree in Psychology and a Master’s degree in Human Resources, both from the University of Minnesota.

As previously announced, current Chief Operating Officer Mark T. Mondello, will assume the Chief Executive Officer role, effective March 1, 2013. Mondello was recently elected to the board of directors at the company’s annual meting of shareholders on January 24, 2013. Mondello, succeeds Timothy L. Main, Jabil’s current President and CEO. Main was elected Chairman of the Board at the company’s same January meeting of shareholders.

About Jabil

Jabil is an electronic product solutions company providing comprehensive electronics design, manufacturing and aftermarket product management services to global electronics and technology companies. Offering complete product supply chain management from facilities in 29 countries, Jabil provides comprehensive, individualized-focused solutions to customers in a broad range of industries. Jabil common stock is traded on the New York Stock Exchange under the symbol, “JBL”. Further information is available on Jabil’s website: jabil.com.

Investor & Media Contact:

Beth Walters

Senior Vice President, Communications and Investor Relations

Jabil Circuit, Inc.

(727) 803-3349

beth_walters@jabil.com